Exhibit 99.1

      Rogers Corporation Reports Record First Quarter Sales and Earnings;
                  ``Sales up 88%, Earnings per share doubled''

     ROGERS, Conn.--(BUSINESS WIRE)--April 21, 2004--Rogers Corporation (NYSE:ROG) announced today that diluted earnings per share for the first quarter of 2004 were a record $0.72, up 100% compared to the $0.36 earned in the first quarter of 2003. Net income increased to $12.2 million, more than double last year's first quarter earnings of $5.7 million.
     Net sales in the first quarter were $97.7 million, up 88% compared to the $51.9 million sold in the first quarter of 2003. The Durel acquisition which occurred in the fourth quarter of 2003, added $18.2 million to revenues this quarter. All three of Rogers' business segments experienced double-digit sales growth this quarter as compared to the first quarter of 2003.
     Sales of Printed Circuit Materials for the quarter again set a new sales record totaling $45.1 million, up over 86% from the first quarter of 2003. The flexible circuit material portion of this segment's sales increased dramatically over the same quarter last year, as the growing popularity of feature rich as well as clamshell style cell phones both require more flexible interconnects. The cellular 3G base station and satellite television markets continue to drive high frequency circuit material sales, which also increased significantly compared to last year's first quarter.
     High Performance Foam revenues were a record $22.1 million for the quarter, up 28% from the first quarter of last year. This period marked all-time quarterly sales records for both the PORON(R) urethane and BISCO(R) silicone foam product lines. Higher revenues resulted from increasing industrial, consumer and automotive applications, helped further by an improved economy in the US, as well as continued growth in Asia.
     Sales of Polymer Materials and Components totaled $30.5 million for the quarter. This quarter's sales include Durel Division sales, formerly a 50-50 joint venture with 3M. Other than Durel, which experienced about a 12% sales decline year-over-year, each of the other businesses in this segment saw some growth. The decrease in Durel revenue was due to some handset design programs reaching end of life, however increasing automotive business helped offset these declines. The first flexible electroluminescent lamp products shipped late this quarter for a smart phone application.
     Rogers' three 50% owned joint ventures had sales this quarter of $18.1 million compared to $13.2 million in the first quarter of 2003. Both Rogers Chang Chun Technologies (RCCT), a flexible circuit materials joint venture, and Rogers Inoac Corporation (RIC), which produces PORON(R) urethane foams, had strong year-over-year sales increases primarily driven by new business and improved market penetration.
     The Company continues to make progress in raising its gross margin, which was 34.2% in the first quarter, up from 31.8% in last year's first quarter. This improvement is the result of better operating efficiencies from implementing Six Sigma projects and greater operating leverage from the higher revenues. Mitigating the margin improvement were expenses for growth-related hiring in Europe and China, as well as transition costs associated with moving the polyolefin business to Illinois, and relocating the elastomeric components business to China.
     Rogers' balance sheet remains in excellent condition and the Company remains debt free with a cash and short-term investment balance of about $36 million. Net cash flow was positive despite capital expenditures of $6.6 million and acquisition costs of $3.5 million.
     As Rogers' business in Asia, currently 41% of sales, continues to expand, the Company made the decision to place key personnel there to manage operations and support its rapidly growing customer base. This includes, as announced last week, Rogers appointment of Michael L. Cooper as Vice President for Asia to oversee all manufacturing and staff operations in the region. In addition to the two factories the Company currently has in Suzhou, it is in the process of building a third facility to be completed this year, to produce PORON urethane foams. Also, design has begun for a high frequency circuit materials manufacturing plant that should come on-line in 2005.
     Robert D. Wachob, President and CEO commented, "I am very pleased with our record results this quarter. We remain agile and on track to take advantage of the emerging opportunities both geographically and in our top growth markets, namely wireless infrastructure, cellular handsets, satellite television, computers, and transportation. Despite the upcoming quarter having 13-weeks versus 14-weeks in the first quarter, we again expect strong sales in the second quarter. Compared with previous years, we expect only a minor seasonal effect and are estimating a record second quarter with net sales of $90 to $98 million, and earnings per diluted share of $0.66 to $0.73. This represents an increase over last year's second quarter of approximately 84% to 99% and 106% to 128% for sales and earnings respectively."

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

     Additional Information and April 22nd Conference Call

     For more information, please contact the Company directly, visit Roger's website on the Internet, or send a message by email.


Website Address:  http://www.rogerscorporation.com
Financial News Contact:  James M. Rutledge, Vice President Finance and
                         Chief Financial Officer,
                         Phone: 860-774-9605, FAX: 860-779-5585
Editorial Contact: Edward J. Joyce, Manager of Investor and Public
                   Relations,
                   Phone:  860-774-5705, FAX:  860-779-5509,
                   email: edward.joyce@rogerscorporation.com

     A conference call to discuss first quarter results will be held on Thursday, April 22nd at 9:00AM (Eastern Time).

     Rogers participants in the conference call will be:

     Robert D. Wachob, President and CEO
     James M. Rutledge, Vice President Finance and CFO
     Robert M. Soffer, Vice President and Secretary
     Paul B. Middleton, Corporate Controller

     A Q&A session will immediately follow management's comments.

     To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call:
1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Thursday April 29th. The pass code for the audio replay is 6624676.
     The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

     (Financial Statements Follow)

    Consolidated Statements of Income
                                                     Quarters Ended
                                                  Apr 4,       Mar 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           2004          2003
------------------------------------------ ------------   -----------
Net Sales                                      $97,670       $51,878
Costs and Expenses:
 Cost of Sales                                  64,285        35,390
 Selling and Administrative                     14,895         9,701
 Research and Development                        4,641         2,838
                                           ------------   -----------
Total Costs and Expenses (Including
 Depreciation and Amortization of: 2004 -
 $4,658; 2003 - $3,392)                         83,821        47,929
                                           ------------   -----------
Operating Income                                13,849         3,949
 Other Income less Other Charges                 2,381         3,628
 Interest Income/ (Expense), Net                    78            75
                                           ------------   -----------
Income Before Taxes                             16,308         7,652
 Income Taxes                                    4,077         1,913
                                           ------------   -----------
Net Income                                     $12,231        $5,739
                                           ------------   -----------
Net Income Per Share:
 Basic                                           $0.76         $0.37
                                           ------------   -----------
 Diluted                                         $0.72         $0.36
                                           ------------   -----------
Shares Used in Computing:
 Basic                                          16,177        15,572
                                           ------------   -----------
 Diluted                                        16,973        16,038
                                           ------------   -----------


    Consolidated Balance Sheets

                                                  Apr 4,    Dec 28,
(IN THOUSANDS)                                     2004       2003
--------------------------------------------- ----------  -----------
Assets
 Current Assets:
   Cash and Cash Equivalents                    $33,237      $31,476
   Short-term Investments                         3,005        3,005
   Accounts Receivable, Net                      58,723       52,981
      Accounts Receivable - Joint Ventures        2,196        3,178
      Note Receivable, Current                    2,100        2,100
   Inventories                                   32,219       27,501
   Other Current Assets                           6,595        6,856
                                              ----------  -----------
     Total Current Assets                       138,075      127,097
                                              ----------  -----------
 Notes Receivable, Long-term                      7,800        7,800
 Property, Plant and Equipment, Net             132,589      131,157
 Investment in Unconsolidated Joint Ventures      9,321       10,741
 Pension Asset                                    6,886        6,886
 Goodwill and Other Intangible Assets, Net       25,857       25,121
 Other Assets                                     7,111        5,638
                                              ----------  -----------
     Total Assets                              $327,639     $314,440
                                              ----------  -----------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                             $19,561      $20,442
   Accrued Employee Benefits and Compensation    11,732       13,359
   Other Current Liabilities                     19,981       16,222
                                              ----------  -----------
     Total Current Liabilities                   51,274       50,023
                                              ----------  -----------
 Noncurrent Deferred Income Taxes                10,281       14,058
 Noncurrent Pension Liability                    14,916       14,909
 Noncurrent Retiree Health Care & Life
  Insurance Benefits                              6,198        6,198
 Other Long-term Liabilities                      2,484        2,383
 Shareholders' Equity                           242,486      226,869
                                              ----------  -----------
     Total Liabilities and Shareholders'
      Equity                                   $327,639     $314,440
                                              ----------  -----------


    These statements are subject to year-end audit.

    CONTACT: Rogers Corporation
             Financial News Contact:
             James M. Rutledge, 860-774-9605
             or
             Editorial Contact:
             Edward J. Joyce, 860-774-5705
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com